Exhibit (a)-(3)

Notes for completion of the proxy	Proxy Card	Mandating party (shareholder)	Number	SPIL (temp)

1.    The proxy shall be processed in accordance with the Rules Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies and Article 177 of the Companies Act of the Republic of China.

2.    Shareholders shall request for the information contained in the literature and advertisement for solicitation of proxies from the solicitor of proxies or refer to the literature and advertisement for solicitation of proxies summarized by the company for a thorough understanding of the backgrounds of both the solicitor and the candidates it intends to support, as well as the opinions of the solicitor on each resolution of the shareholdings’ meeting before acceptance of the solicitation of proxies.

3.    Shareholders shall use the proxy form printed by the Company. Attendance with both a signed or sealed proxy and an attendance notice shall be deemed as the attendance in person of the person named in such forms; whereas attendance with a proxy delivered to the solicitor or the proxy agent by shareholders shall be deemed as proxy attendance.

4.    The proxy shall be signed or sealed by the mandating party in person and the mandating party shall personally fill in the name of the solicitor or the proxy agent in the proxies; provided that in the case of a trust enterprise or agent for stock affairs acting as the solicitor and an agent for stock affairs mandated to act as the proxy agent of the proxies, seals shall be affixed on the proxies on the spot instead.

5.    The solicitor or agent shall sign or seal the proxy and fill in the account number, name, identification number or uniform number and address thereon. Proxy agents who are not shareholders shall fill in the identification number or uniform number in the column of shareholder’s account number; solicitors who are trust enterprises or agents for stock affairs shall fill in the uniform number in the column of shareholder’s account number.

6.    Proxy shall be forwarded to the agent department of Chinatrust Commercial Bank Co., Ltd. , the Company’s agent for stock affairs, five days before the meeting; after the proxy is forwarded, shareholders who wish to attend the meeting in person or to exercise voting rights in writing or electronically shall notify in writing the agent for stock affairs about the withdrawal of authorization two days prior to the meeting. In case of overdue application of withdrawal, the voting rights of the proxy agent in attendance shall prevail.

7.    The Company has appointed the agent department of Chinatrust Commercial Bank Co., Ltd. as the proxy agent of shareholders of this shareholders’ meeting.

1.    I hereby authorize                  (to be filled by the mandating party in person and shall not be replaced by a seal) as my proxy agent to attend the first extraordinary general meeting of 2018 of the Company held on February 12, 2018. The proxy agent shall exercise the shareholder’s rights according to the following authorization:

☐  (1)    Exercise of shareholders’ rights on matters concerning the meeting on my behalf. (fully authorized).

☐  (2)    Exercise of my authorized rights and opinions on the following resolutions. The following resolution (s) shall be deemed as “for” if unchecked.

i.    The Company plans to mutually exchange its shares with Advanced Semiconductor Engineering Inc. such that the newly established “ASE Investment Holding Co., Ltd.” will acquire 100% of the total shares of the Company, and Advanced Semiconductor Engineering Inc., and the Company and Advanced Semiconductor Engineering Inc. shall subsequently terminate the listing of the shares. The “Mutual Share Exchange Agreement”, the “Supplemental Agreement to the Mutual Share Exchange Agreement” and the “Exchange of Shares” resolution are submitted to the general meeting for approval:

(1)°For(2)°Against (3)°Abstain

ii.  Provisional Resolution

2.    Boxes(☐) empty or with multiple checks shall be deemed as full authorization, however the agent for stock affairs acting as the proxy agent shall not accept such full authorization. The proxy agent shall exercise the shareholders’ right according to the detail of authorization set out in paragraph (ii) above.

3.    My proxy agent, shall have full discretion in handling any provisional resolutions.

4.    Please send the attendance notice (or attendance card) to the proxy agent for handling. In case the meeting is re-scheduled for certain reason, this proxy shall remain valid (only for this session).

Sincerely,

Siliconware Precision Industries Co., Ltd.

Authorization Date

1. Purchase of proxy by means of delivery of cash or other interests is prohibited.

2. You may report suspected illegal procurement and use of proxy with the support of sufficient evidence to Taiwan Depository & Clearing Corporation (TDCC). Once substantiated, a maximum award of TWD 50,000 will be given.

Reporting

Hotline: (02)25473733

		Account number	Signature or Seal
Name
Number of shares
		Solicitor of proxies	Signature or Seal
Account number
Name

		Proxy Agent	Signature or Seal
Account number

Name

Identification number or uniform number

Address